Exhibit 23.5

     January 23, 1997

                 Consent of Independent Public Accountants

     Richard P. Kerbert
     Chief Financial Officer
     Phonetel Technologies, Inc.
     1127 Euclid Avenue, Suite 650
     Cleveland, Ohio  44115-1601

     Dear Richard:

          I hereby consent to the use by Phonetel Technologies, Inc. in the Prospectus constituting a part of its Form SB-2 registration statement (no. 333-16055) of my audit report dated April 24, 1996 relating to the financial statements of International Payphones, Inc. (a Tennessee Corporation) as of and for the years ended December 31, 1995 and 1994.

          I also consent to the reference to our firm as "experts" in accounting and auditing.

     Sincerely yours,

     /s/ Ernest M. Sewell, CPA
     Ernest M. Sewell, CPA